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                                  EXHIBIT 11.1

                 NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                    CALCULATION OF PRIMARY EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


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
                                                                                   Year Ended
                                                    ----------------------------------------------------------------------
                                                      1996             1995            1994           1993            1992
                                                      ----             ----            ----           ----            ----
INCOME (LOSS) FROM
CONTINUING OPERATIONS                               $21,360         $(87,223)       $(14,093)       $10,092        $(6,284)
                                                    =======         =========       =========       =======        ========

NET INCOME (LOSS)                                   $21,360         $(87,223)       $(63,545)       $(9,665)       $   515
                                                    =======         =========       =========       ========       =======


COMMON STOCK:
  Shares outstanding from beginning
    of period                                        35,137           29,578          29,405         29,968         29,822

  Pro rata shares:
    Stock options exercised                             277               31             134             41            136

    Shares purchased for treasury,
     from date of purchase                               --               --              (7)          (380)            (6)

    Assumed exercise of stock options
     using treasury stock method                      1,276              465             108            226            344

    Shares issued for restricted stock                    1              292              --             --             --

    Conversion of Sub. Debentures                        --             1,527             --             --             --
                                                   --------           -------       --------      ---------      ---------

    Weighted average number of shares
     outstanding                                     36,691            31,893         29,640         29,855         30,296
                                                     ======            ======         ======         ======         ======


PRIMARY EARNINGS (LOSS) PER SHARE
  FROM CONTINUING OPERATIONS                          $0.58           $(2.73)          $(.48)          $.34          $(.21)
                                                      =====           ======           =====           ====          =====

PRIMARY EARNINGS (LOSS) PER SHARE                     $0.58           $(2.73)         $(2.14)         $(.32)          $.02
                                                      =====           ======          ======          =====           ====
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